Exhibit 10.62

FOSSIL, INC.

STOCK OPTION AWARD AGREEMENT

International Terms and Conditions

For Non-US Optionees

Fossil, Inc., a Delaware corporation (the “Company”) has adopted the Fossil, Inc. 2008 Long-Term Incentive Plan (the “Long-Term Incentive Plan”) effective as of the Effective Date (as defined in the Long-Term Incentive Plan) with the objective of retaining key executives and other selected employees and of rewarding them for making major contributions to the success of the Company and its Subsidiaries (as defined in the Long-Term Incentive Plan).

The Long-Term Incentive Plan provides that an employee of the Company or its Subsidiaries (the “Optionee”) may be granted an Award (as defined in the Long-Term Incentive Plan), which may consist of right to purchase a specified number of shares of common stock, par value $.01 per share (“Common Stock”), of the Company at a specified price.

In consideration of the premises, the terms and conditions set forth herein, the terms of the Stock Option Award Letter Agreement (the “Award Letter”) between the Company and Optionee, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Grant of Award. Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee an Award consisting of U.S. non-statutory stock options (the “Options”) to purchase an aggregate of up to but not exceeding the number of shares of Common Stock (the “Option Shares”) from the Company and at a price per share as set forth in the Award Letter, such number of shares and such price per share being subject to adjustment from time to time as provided in Articles 12-14 of the Long-Term Incentive Plan.

The grant of this Award to the Optionee shall not confer any contractual or other right to such Optionee (or any other Optionee) to be granted any Option or Award in the future, or benefits in lieu of Options under the Long-Term Incentive Plan, even if options have been granted repeatedly in the past.

2.                                       Option Period and Vesting. The Options granted pursuant to this agreement, together with the attached Appendix A (the “Agreement”) may be exercised by the Optionee at any time during the ten-year period beginning on the Grant Date specified in the Award Letter (“Option Period”), subject to the limitation that such Options shall vest and become exercisable in accordance with the Vesting Schedule set forth in the Award Letter (it being understood that the right to purchase the Option Shares shall be cumulative, so that the Optionee may purchase on or after any anniversary and during the remainder of the Option Period that number of Option Shares which the Optionee was entitled to purchase but did not purchase during any preceding period or periods).

Notwithstanding the Vesting Schedule set forth in the Award Letter: (i) the Committee may in its discretion at any time accelerate the vesting of the Options; and (ii) all of the Options granted hereunder shall vest upon a Change in Control of the Company.

3.                                       Method of Exercise. The Options granted pursuant to this Agreement may be exercised by the Optionee by giving written notice of exercise to the Secretary of the Company which notice shall (i) state the number of Option Shares with respect to which such Options are being exercised and (ii) be accompanied by a check, cash or money order payable to the Company in the full amount of the exercise price and any Tax-Related Items (as defined in Paragraph 4 below) for such Options or, by means of a cashless exercise procedure through the use of a brokerage arrangement approved by the Company (or any combination of cash, check, money order or cashless exercise procedure). As promptly as practicable following the receipt of such written notification and payment, the Company shall electronically register one share of Common Stock in the Optionee’s name for each Option Share with respect to which the Options have been exercised.

4.                                       Tax Withholding. Regardless of any action the Company or Optionee’s employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to Optionee’s participation in the Long-Term Incentive Plan and legally applicable to him or her (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer.  Optionee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Optionee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable event or tax withholding event, Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from Optionee’s wages or other cash compensation paid to Optionee by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on Optionee’s behalf pursuant to this authorization); (3) withholding from cash received from the Optionee in the form of cash, check or money order; or (4) withholding in shares of Common Stock to be delivered upon exercise of the Option.  If the Optionee is subject to the short swing profits recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may impose such additional restrictions as may be necessary to ensure that the satisfaction of withholding requirements by the withholding of a portion of the Option Shares shall be exempt from the short swing profits recapture provisions of Section 16(b) of the Exchange Act.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Optionee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Optionee’s participation in the Long-Term Incentive Plan.

Finally, Optionee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Optionee’s participation in the Long-Term Incentive Plan or Optionee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of

Common Stock if Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.

5.                                       Nature of Grant. In accepting the grant, Optionee acknowledges, understands and agrees that:

(a)                                  the Long-Term Incentive Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)                                 the grant of the Option is voluntary and occasional;

(c)                                  all decisions with respect to future option grants, if any, will be at the sole discretion of the Committee;

(d)                                 the Optionee’s participation in the Long-Term Incentive Plan will not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionee’s employment relationship at any time;

(e)                                  the Optionee is voluntarily participating in the Long-Term Incentive Plan;

(f)                                    the Option and the Option Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Optionee’s employment contract, if any;

(g)                                 the Option and the Option Shares are not intended to replace any pension rights or compensation;

(h)                                 the Option and the Option Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate of the Company;

(i)                                     the Option grant and Optionee’s participation in the Long-Term Incentive Plan will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate of the Company;

(j)                                     the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(k)                                  if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(l)                                     if Optionee exercises his or her Option and obtain shares of Common Stock, the value of those shares of Common Stock acquired upon exercise may increase or decrease in value, even below the exercise price;

(m)                               no claim or entitlement to compensation or damages shall arise from the forfeiture of the Option resulting from Termination of Service by the Company or the Employer (for any

reason whatsoever and whether or not in breach of local labor laws) and in consideration of the Option grant to which Optionee is otherwise not entitled, Optionee irrevocably agrees never to institute any claim against the Company and/or the Employer, waives Optionee’s ability, if any, to bring any such claim, and releases the Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(n) in the event that the Optionee ceases to be actively employed by the Company, the Employer or any Subsidiary of the Company (whether or not in breach of local labor laws), Optionee’s right to vest in the Option under the Long-Term Incentive Plan, if any, will terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Optionee is no longer actively employed for purposes of the Option grant; and

(o) the Option and the benefits under the Long-Term Incentive Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

6.                                       No Advice Regarding Grant.  Optionee acknowledges that the Company is not providing any tax, legal or financial advice, or making any recommendations regarding Optionee’s participation in the Long-Term Incentive Plan, or Optionee’s acquisition or sale of the underlying shares of Common Stock.  Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Long-Term Incentive Plan before taking any action related to the Long-Term Incentive Plan.

7.                                      Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, and the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Long-Term Incentive Plan.

The Optionee understands that the Company and the Employer may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the exclusive purpose of implementing, administering and managing the Long-Term Incentive Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Long-Term Incentive Plan, that these recipients may be located in Optionee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Optionee’s country. Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Optionee’s local human resources representative. Optionee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Long-Term Incentive Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Optionee’s participation in the Long-Term Incentive Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any shares of stock acquired upon exercise of the Option.  Optionee understands that Data will be held only as long as is necessary to implement, administer and manage Optionee’s participation in the Long-Term Incentive Plan. Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionee’s local human resources representative.  Optionee understands, however, that refusing or withdrawing his or her consent may affect Optionee’s ability to participate in the Long-Term Incentive Plan. For more information on the consequences of Optionee’s refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

8.                                       Termination in Event of Nonemployment.  In the event that the Optionee ceases to be actively employed by the Company or any of its Subsidiaries (whether or not in breach of local labor laws) during the Option Period for any reason other than death, the Options granted pursuant to this Agreement shall terminate effective as of the date that Optionee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment does not include a period of “garden leave” or a similar period pursuant to local law), except to the extent that the Options are exercisable on the date the Optionee ceases to be so employed. To the extent that such Options are exercisable on the date that the Optionee ceases to be actively employed by the Company or any of its Subsidiaries for any reason other than death, such Options may be exercised by the Optionee during the three month period beginning on such date but shall terminate and be of no further force or effect at the end of such three-month period.  The Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option grant.

9.                                       Acceleration in Event of Death. In the event that the Optionee ceases to be employed by the Company or any of its Subsidiaries during the Option Period by reason of death at a time when the Options granted pursuant hereto are still in force and unexpired, such unmatured Options shall be accelerated. Such acceleration shall be effective as of the date of death of the Optionee, and each Option so accelerated may be exercised by the person or persons to whom the Optionee’s rights shall pass pursuant to Section 16.7 of the Long-Term Incentive Plan during the 12-month period beginning on such date but shall terminate at the end of such period.

10.                                 Assignability. The Options granted pursuant hereto shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution. No assignment of the Options herein granted shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such documents and evidence as the Company may deem necessary to establish the validity of the assignment and the acceptance by the assignee or assignees of the terms and conditions hereof.

11.                                 No Stockholder Rights and No Stock Certificates.  The Optionee shall have no rights as a stockholder of the Company with respect to the Option Shares unless and until such Option Shares shall have been electronically registered by the Company in the Optionee’s name. Until such time, the Optionee shall not be entitled to dividends or distributions in respect of any Option Shares or to vote such shares on any matter submitted to the stockholders of the Company. In addition, except as to adjustments that may from time to time be made by the Committee in accordance with the Long-Term Incentive Plan, no adjustment shall be made or required to be made in respect of dividends (ordinary or extraordinary, whether in cash, securities or any other property) or distributions paid or made by the Company or any other rights granted in respect of any Option Shares for which the record date for such payment, distribution or grant is prior to the date upon which such Option Shares shall have been electronically registered by the Company in the Optionee’ s name.

No stock certificate or certificates shall be issued with respect to any Option Shares unless, the Optionee requests delivery of the certificate or certificates by submitting a written request to the General

Counsel requesting deliver of the certificates. The Company shall deliver the certificates requested by the Optionee to the Optionee as soon as administratively practicable following the Company’s receipt of such request.

12.                                 Administration. The Committee shall have the power to interpret the Long-Term Incentive Plan, the Notice of Grant and this Award, and to adopt such rules for the administration, interpretation, and application of the Long-Term Incentive Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Long-Term Incentive Plan or this Award.

13.                                 Restrictions and Related Representations. Upon the acquisition of any Option Shares pursuant to the exercise of the Options granted pursuant hereto, the Optionee may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, the Long-Term Incentive Plan or with this Agreement. In addition, to the extent a certificate or certificates representing any Option Shares purchased upon the exercise of the Options are issued, the certificate or certificates will be stamped or otherwise imprinted with a legend in such form as the Company may require with respect to any applicable restrictions on sale or transfer, and the stock transfer records of the Company will reflect stop-transfer instructions, as appropriate, with respect to such shares.

14.                                 Notices and Electronic Delivery. Any notice or other communication hereunder shall be in writing and shall be given by registered or certified mail unless the Company, in its sole discretion, decides to deliver any documents related to current or future participation in the Long-Term Incentive Plan or to request Optionee’s consent to participate in the Long-Term Incentive Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Long-Term Incentive Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. All notices of the exercise by the Optionee of the Options granted pursuant hereto shall be directed to Fossil, Inc., Attention: Secretary, at the Company’s then current address unless the Company directs Optionee otherwise. Any notice given by the Company to the Optionee directed to him at his address on file with the Company shall be effective to bind any other person who shall acquire rights hereunder. The Company shall be under no obligation whatsoever to advise or notify the Optionee of the existence, maturity or termination of any rights hereunder and the Optionee shall be deemed to have familiarized himself with all matters contained herein and in the Long-Term Incentive Plan which may affect any of the Optionee’s rights or privileges hereunder.

15.                                 Scope of Certain Terms. Whenever the term “Optionee” is used herein under circumstances applicable to any other person or persons to whom this award may be assigned in accordance with the provisions of Paragraph 10 of this Agreement, the term “Optionee” shall be deemed to include such person or persons. The term “Long-Term Incentive Plan” as used herein shall be deemed to include the Long-Term Incentive Plan and any subsequent amendments thereto, together with any administrative interpretations which have been adopted thereunder by the Committee pursuant to Section 3.3 of the Long-Term Incentive Plan.

16.                                 General Restrictions. This Award is subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law; (b) the consent or approval of any government regulatory body; or (c) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

17.                                 Adjustments for Changes in Capitalization. The number of shares subject to this Award and the price per share set forth in the Award Letter shall be subject to adjustment in accordance with the provisions of Articles 12-14 of the Long-Term Incentive Plan.

18.                                 Precondition of Legality. Notwithstanding anything to the contrary contained herein, the Optionee agrees that he will not exercise the Options granted pursuant hereto, and that the Company will not be obligated to issue any Option Shares pursuant to this Agreement, if the exercise of the Options or the issuance of such shares would constitute a violation by the Optionee or by the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or transaction quotation system.

19.                                 Governing Law. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware in the United States of America, without regard to the conflict of laws provisions, as provided in the Long-Term Incentive Plan.

For purposes of litigating any dispute that arises under this Option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of New Castle County in the State of Delaware, or the federal courts of the United States of America for the District of Delaware, where this grant is made and/or to be performed, and no other courts.

20.                                 No Right of Employment. Neither the granting of this Option, the exercise of any part hereof, nor any provision of the Long-Term Incentive Plan or this Award shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any Subsidiary to employ the Optionee for any specified period.

21.                                 Amendment. This Award may be amended only by a writing executed by the Company and the Optionee which specifically states that it is amending this Award. Notwithstanding the foregoing, this Award may be amended solely by the Committee by a writing which specifically states that it is amending this Award, so long as a copy of such amendment is delivered to the Optionee, and provided that no such amendment adversely affecting the rights of the Optionee hereunder may be made without the Optionee’ s written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Optionee, the provisions of the Option or this Award in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to Option which are then subject to restrictions as provided herein.

22.                                 Incorporation of Long-Term Incentive Plan. This Agreement is subject to the Long-Term Incentive Plan, a copy of which has been furnished to the Optionee and for which the Optionee acknowledges receipt. The terms and provisions of the Long-Term Incentive Plan are incorporated by reference herein. In the event of a conflict between any term or provision contained here in and a term or provision of the Long-Term Incentive Plan, the applicable terms and provisions of the Long-Term Incentive Plan shall govern and prevail.

23.                                 Language. If the Optionee has received this Agreement or any other document related to the Long-Term Incentive Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

24.                                 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

25.                                 Construction. The Option is being granted pursuant to Article 6 of the Long-Term Incentive Plan and is subject to the terms of the Long-Term Incentive Plan.  A copy of the Long-Term Incentive Plan has been given to the Optionee, and additional copies of the Long-Term Incentive Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Award violates or is inconsistent with an express provision of the Long-Term Incentive Plan, the Long-Term Incentive Plan provision shall govern and any inconsistent provision in this Award shall be of no force or effect.

26.                                 Appendix A.  The Option grant shall be subject to any special terms and conditions for Optionee’s country of residence set forth in Appendix A, if any.  Moreover, if Optionee relocates to one of the countries included in Appendix A during the Option Period, the special terms and conditions for such country will apply to Optionee, to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Long-Term Incentive Plan.  Appendix A constitutes part of this Agreement.

27.                                 Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Optionee’s participation in the Long-Term Incentive Plan, on the Option and on any shares of Common Stock acquired under the Long-Term Incentive Plan, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, in order to comply with local law or facilitate the administration of the Long-Term Incentive Plan), and to require Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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APPENDIX A

TO TERMS AND CONDITIONS OF OPTIONS

SPECIAL PROVISIONS FOR OPTIONEES OUTSIDE THE UNITED STATES

This Appendix A, which is part of the Agreement, includes additional terms and conditions that govern the Options granted to the Optionee if he or she resides in one of the countries listed below.  This Appendix A is part of the Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Long-Term Incentive Plan, the Agreement and the Award Letter.

This Appendix A also includes information regarding exchange controls and certain other tax or legal issues of which the Optionee should be aware with respect to his or her participation in the Long-Term Incentive Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2009.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Long-Term Incentive Plan because the information may be out of date at the time that he or she exercises the Option or sells shares of Common Stock acquired pursuant to the exercise of the Option.

In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result.  Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation.

Finally, if the Optionee is a citizen or resident of a country other than the one in which he or she is currently residing, the information contained herein may not be applicable to him or her.

Australia

Exercise Restriction

The Optionee may not exercise vested Options unless and until the Fair Market Value of the shares of Common Stock underlying the vested Options on the date of exercise equals or exceeds the exercise price for the Options.

Option Period

Notwithstanding anything to the contrary in Paragraph 2 of the Agreement, the Option Period for the Options granted pursuant to the Agreement shall be the seven-year period beginning on the Grant Date specified in the Award Letter.

Securities Law Notice

If the Optionee exercises the Option and subsequently offers the shares of Common Stock acquired upon exercise for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  The Optionee should obtain legal advice regarding any applicable disclosure obligations prior to making any such offer.

Austria

Consumer Protection Information

The Optionee may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i)  The revocation must be made within one (1) week after acceptance of the Agreement.

(ii)  The revocation must be in written form to be valid.  It is sufficient if the Optionee returns the Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Notification

If the Optionee holds shares of Common Stock acquired under the Plan outside of Austria, the Optionee must submit a report to the Austrian National Bank.  An exemption applies if the value of the Option Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000.  If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given.  The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When the Optionee sells shares of Common Stock acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria.  If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Belgium

Tax Considerations

The Option is deemed rejected for Belgian tax purposes if the Optionee does not accept the Option within 60 days of the offer.  The Optionee will receive a separate offer letter, acceptance form and undertaking form in addition to the Agreement.  He or she should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option.  The Optionee should consult a personal tax advisor with respect to the acceptance of the Option.

Tax Reporting

The Optionee is required to report any taxable income attributable to the Option on his or her annual tax return.  In addition, the Optionee is also required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

Canada

Method of Exercise

The Optionee is prohibited from tendering shares of Common Stock that the Optionee already owns or from attesting to the ownership of shares of Common Stock to pay the exercise price or any Tax-Related Items in connection with the Option.

Termination in Event of Nonemployment

The following section replaces Paragraph 8 the Agreement:

In the event of that the Optionee ceases to be actively employed by the Company, the Employer or any of Subsidiary of the Company (whether or not in breach of local labor laws) during the Option Period for any reason other than death, the Options granted pursuant to the Agreement and the Optionee’s right to vest in this Option, if any, will terminate effective as of the date that is the earlier of:  (1) the date the Optionee receives notice of termination of employment from the Company or the Employer, or (2) the date the Optionee is no longer actively employed by the Company or the Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed for purposes of the Option grant.

Data Privacy

The following section supplements Paragraph 7 of the Agreement:

The Optionee hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Long-Term Incentive Plan.  The Optionee further authorizes the Employer, the Company, and its Subsidiaries to disclose and discuss such information with their advisors.  The Optionee also authorizes the Employer, Company and its Subsidiaries to record such information and to keep such information in the Optionee’s employee file.

China

Method of Exercise

The following section replaces Paragraph 3 of the Agreement:

The Options granted pursuant to this Agreement may be exercised by the Optionee by giving written notice of exercise to the Secretary of the Company which notice shall (i) state the number of Option Shares with respect to which such Options are being exercised and (ii) be accompanied by the full amount of the exercise price and any Tax-Related Items (as defined in Paragraph 4 below) solely by means of a cashless exercise procedure through the use of a brokerage arrangement approved by the Company.  To the extent that regulatory requirements change, the Company reserves the right to eliminate the cashless sell-all method of exercise restriction and, in its sole discretion, to permit exercises with cash, check, money orders or cashless sell-to-cover exercise.  As promptly as practicable following the receipt of such written notification and payment, the Company shall electronically register one share of Common Stock in the Optionee’s name for each Option Share with respect to which the Options have been exercised.

The Optionee understands that the Employer is not a party to the Long-Term Incentive Plan, and thus, it is not required to make any payments to the Optionee or on the Optionee’s behalf under the Long-Term Incentive Plan.

Exchange Control Information for Optionees who are Residents of the People’s Republic of China

The Optionee understands and agrees that, due to exchange control laws in China, the Optionee may be required to immediately repatriate the proceeds from the cashless exercise to China.  The Optionee further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Employer, the Company or any of its Subsidiaries in China and the Optionee hereby consents and agrees that the proceeds from the cashless exercise may be transferred to such special account prior to being delivered to the Optionee’s personal account.

France

Language Consent

By accepting the Option, the Optionee confirms having read and understood the Long-Term Incentive Plan and Agreement, including all terms and conditions included therein, which were provided in the English language.  The Optionee accepts the terms of those documents accordingly.

En acceptant cette Option, le Optionee confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise.  Le Optionee accepte les dispositions de ces documents en connaissance de cause.

Exchange Control Information

If the Optionee maintains a foreign bank account, he or she is required to report such to the French tax authorities when filing his or her annual tax return.

Germany

No special provisions.

Hong Kong

Securities Law Notice

The Option grant and the shares of Common Stock to be issued pursuant to the exercise of the Option is not a public offer of securities and is available only for employees of the Company or any of its Subsidiaries participating in the Long-Term Incentive Plan.

Please note that the Award Letter, the Agreement, this Appendix A, the Long-Term Incentive Plan and any other Option grant documents have not been reviewed by any regulatory authority in Hong Kong.  The Optionee is cautioned to review the documents related to the Option carefully as it may not include the same information as an offer made by a Hong Kong issuer.  If the Optionee is in any doubt about the contents of the Award Letter, the Agreement, this Appendix A, the Long-Term Incentive Plan and any other Option grant documents, the Optionee should obtain independent legal advice.

India

Method of Exercise

The following section supplements Paragraph 3 of the Agreement:

Due to exchange control restrictions in India, payment of the exercise price and any Tax-Related Items (as defined in Paragraph 4) may not be made by means of a cashless sell-to-cover exercise procedure, whereby the Optionee delivers a written notice of exercise to the Secretary of the Company together with irrevocable instructions to the broker approved by the Company to sell some (but not all) of the Option Shares with respect to which Options are being exercised and deliver promptly to the Company the amount of sale proceeds to pay the exercise price and any Tax-Related Items (as defined in Paragraph 4).  However, payment of the exercise price may be made by a cashless sell-all exercise, whereby the Optionee delivers a a written notice of exercise to the Secretary of the Company together with irrevocable instructions to a broker approved by the Company to sell all of the Option Shares with respect to which Options are being exercised and deliver promptly to the Company the amount of sale proceeds to pay the exercise price and any Tax-Related Items (as defined in Paragraph 4), as well as by any other method of payment set forth in Paragraph 3 of the Agreement.  To the extent that regulatory requirements change, the Company reserves the right to permit the cashless sell-to-cover method of exercise.

Exchange Control Notification

If the Optionee remits funds out of India to purchase shares of Common Stock, it is the Optionee’s responsibility to comply with applicable exchange control laws.  Regardless of what method of exercise is used to purchase Option Shares, the Optionee must repatriate the proceeds from the sale of Option Shares and any dividends received in relation to the Option Shares to India within 90 days after receipt.  The Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

Italy

Method of Exercise

The following section replaces Paragraph 3 of the Agreement:

The Options granted pursuant to this Agreement may be exercised by the Optionee by giving written notice of exercise to the Secretary of the Company which notice shall (i) state the number of Option Shares with respect to which such Options are being exercised and (ii) be accompanied by the full amount of the exercise price and any Tax-Related Items (as defined in Paragraph 4 below) solely by means of a cashless sell-all exercise procedure through the use of a brokerage arrangement approved by the Company.  To the extent that regulatory requirements change, the Company reserves the right to eliminate the cashless sell-all method of exercise restriction and, in its sole discretion, to permit exercises with cash, check, money orders or cashless sell-to-cover exercise.  As promptly as practicable following the receipt of such written notification and payment, the Company shall electronically register one share of Common Stock in the Optionee’s name for each Option Share with respect to which the Options have been exercised.

Exchange Controls

Optionees must report on their annual tax return: (i) any transfer of cash or shares of Common Stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investment or investments held outside of Italy (including proceeds from the sale of shares of Common Stock in a cashless-sell all exercise of Options) exceeding €10,000 or the equivalent amount in U.S. dollars , if such investment may give rise to income in Italy.  The Optionee is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker will comply with reporting obligation on the Optionee’s behalf.

Plan Document Acknowledgement

By accepting the Option grant, the Optionee acknowledges that he or she has received a copy of the Long-Term Incentive Plan, has review the Long-Term Incentive Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Long-Term Incentive Plan and the Agreement.

The Optionee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 4: Tax Withholding; Paragraph 5: Nature of Grant; Paragraph 6: No Advice Regarding Grant; Paragraph 8: Termination in Event of Nonemployment; Paragraph 10: Assignability; Paragraph 14: Notices and Electronic Delivery; Paragraph 19: Governing Law; Paragraph 20: No Right of Employment; Paragraph 22: Incorporation of Long-Term Incentive Plan; Paragraph 23: Language; Paragraph 25: Construction; Paragraph 26: Appendix A; Paragraph 27: Imposition of Other Requirements; and the Data Privacy Consent below.

Data Privacy Consent

Notwithstanding Paragraph 7 or any other provision of the Agreement, the Optionee agrees that the following shall apply with regard to data privacy in Italy:

The Optionee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of Appendix A by and among, as applicable, the Employer and the Company and any of its Subsidiaries for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Long-Term Incentive Plan.

The Optionee understands that the Employer, the Company and any of its Subsidiaries may hold certain personal information about the Optionee, including, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, for the exclusive purpose of managing and administering the Long-Term Incentive Plan (“Data”).

The Optionee also understands that providing the Company with the Optionee’s Data is necessary for the performance of the Long-Term Incentive Plan and that the Optionee’s denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Long-Term Incentive Plan.  The Controller of personal data processing is Fossil, Inc., with registered offices at 2280 N. Greenville Ave., Richardson, Texas 75082, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Fossil Italia, S. r. L with registered offices at Via Vecchia Ferriera, 4 1-36100 Vicenza, Italia.  The Optionee understands that the Optionee’s Data will not be publicized, but it may be transferred to Citi Smith Barney or other third parties, banks, other financial institutions or brokers involved in the management and administration of the Long-Term Incentive Plan.  The Optionee further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Long-Term Incentive Plan, and that the Company and/or its Subsidiaries may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Long-Term Incentive Plan, including any requisite transfer to Citi Smith Barney or another third party with whom the Optionee may elect to deposit any shares of Common Stock acquired under the Long-Term Incentive Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Long-Term Incentive Plan.  The Optionee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the United States or Asia.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Long-Term Incentive Plan, it will delete the Optionee’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Long-Term Incentive Plan.

The Optionee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of the Optionee’s Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Long-Term Incentive Plan.  The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Optionee has the right to, including, but not limited to, access, delete, update, ask for rectification of the Optionee’s Data and estop, for legitimate reason, the Data processing.  Furthermore, the Optionee is aware that the Optionee’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s local human resources department.

Japan

No special provisions.

Korea

Exchange Control Notification

If the Optionee remits funds out of Korea to purchase shares of Common Stock under the Plan, the remittance must be “confirmed” by a foreign exchange bank in Korea.  This is an automatic procedure, i.e., the bank does not need to “approve” the remittance, and it should take no more than a single day to process.  The following supporting documents evidencing the nature of the remittance must be submitted to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; (iii) a document evidencing the type of shares to be acquired and the amount (e.g., the Award Letter); and (iv) the Optionee’s certificate of employment.  This confirmation is not necessary for broker-assisted cashless same-day sale since there is no remittance out of Korea.

Additionally, exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares of Common Stock to repatriate the proceeds to Korea within 18 months of the sale.

Mexico

Labor Law Acknowledgement and Policy Statement

By accepting the Option, the Optionee acknowledges that the Company, with registered offices at 2280 N. Greenville Ave., Richardson, Texas 75082, United States of America, is solely responsible for the administration of the Long-Term Incentive Plan.  The Optionee further acknowledges that his or her participation in the Long-Term Incentive Plan, the grant of the Option and any acquisition of shares of Common Stock under the Long-Term Incentive Plan do not constitute an employment relationship between the Optionee and the Company because the Optionee is participating in the Long-Term Incentive Plan on a wholly commercial basis and his or her sole employer is Servicios Fossil Mexico, S.A. de C.V. (“Fossil Mexico”), located at Calle IV #1214, 3rd Piso, Col. San Jéronimo, Monterrey, Nuevo Léon, Mexico 64640.  Based on the foregoing, the Optionee expressly acknowledges that the Long-Term Incentive Plan and the benefits that he or she may derive from participation in the Long-Term Incentive Plan do not establish any rights between the Optionee and his or her employer, Fossil Mexico, and do not form part of the employment conditions and/or benefits provided by Fossil Mexico, and any modification of the Long-Term Incentive Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment.

The Optionee further understands that his or her participation in the Long-Term Incentive Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Optionee’s participation in the Long-Term Incentive Plan at any time, without any liability to the Optionee.

Finally, the Optionee hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Long-Term Incentive Plan or the benefits derived under the Long-Term Incentive Plan, and that he or she therefore grants a full and broad release to the Company, its Subsidiaries, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.

Spanish Translation

Reconocimiento de la Ley Laboral y Declaración de la Política

Al aceptar la Opción, el titular del derecho a la Opción reconoce que la Compañía, con domicilio social registrado localizado en 2280 N. Greenville Ave., Richardson, Texas 75082, en los Estados Unidos de América, es el único responsable de la administración del Plan de Incentivos a Largo Plazo.  Además, el titular del derecho a la Opción acepta que su participación en el Plan de Incentivos a Largo Plazo, la concesión la Opción y cualquier adquisición de acciones en el marco del Plan de Incentivos a Largo Plazo no constituyen una relación laboral entre el titular del derecho a la Opción y la Compañía porque el titular del derecho a la Opción está participando en el Plan de Incentivos a Largo Plazo en su totalidad sobre una base comercial y su único empleador es Servicios Fossil Mexico, S.A. de C.V. (“Fossil Mexico”), ubicado en Calle IV #1214, 3rd Piso, Col. San Jerónimo, Monterrey, Nuevo León, México 64640.  Derivado de lo anterior, el titular del derecho a la Opción reconoce expresamente que el Plan de Incentivos a Largo Plazo y los beneficios que pudieran derivar a su favor de la participación en el Plan de Incentivos a Largo Plazo no establece ningún derecho entre el titular del derecho a la Opción y su Empleador, Fossil Mexico y que no forman parte de las condiciones de empleo ni / o prestaciones previstas por Fossil Mexico y cualquier modificación del Plan de Incentivos a Largo Plazo o la terminación del mismo no constituirá un cambio o deterioro de los términos y condiciones de empleo del titular del derecho a la Opción.

Además, el titular del derecho a la Opción comprende que su participación en el Plan de Incentivos a Largo Plazo es el resultado de una decisión discrecional y unilateral de la Compañía, por lo que dicha Compañía se reserva el derecho absoluto a modificar y / o discontinuar la participación del titular del derecho a la Opción en el Plan de Incentivos a Largo Plazo en cualquier momento, sin responsabilidad alguna para con el titular del derecho a la Opción.

Finalmente, el titular del derecho a la Opción manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daños y perjuicios en relación con cualquier disposición del Plan de Incentivos a Largo Plazo o de los beneficios derivados del mismo, y en consecuencia el titular del derecho a la Opción exime amplia y completamente de toda responsabilidad a la Compañía, sus Subsidiarias, sucursales, oficinas de representación, accionistas, administradores, agentes o representantes legales, con respecto a cualquier demanda que pudiera surgir.

Netherlands

Notification For Dutch Optionees

The Optionee has been granted Options under the Long-Term Incentive Plan, pursuant to which the Optionee may acquire shares of the Company’s shares of Common Stock.  The Optionees that are residents of the Netherlands should be aware of the Dutch insider trading rules, which may impact the sale of such shares of Common Stock issued upon exercise of the Option.  In particular, the Optionee may be prohibited from effecting certain share transactions if he or she has insider information regarding the Company.

Below is a discussion of the applicable restrictions.  The Optionee is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, we recommend that the Optionee consults with his or her legal advisor before taking any action.  Please note that the Company cannot be held liable if an Optionee violates the Dutch insider rules. The Optionee is responsible for ensuring his or her compliance with these rules.

By entering into the Agreement and participating in the Long-Term Incentive Plan, the Optionee acknowledges having read and understood the Notification below and acknowledges that it is his or her responsibility to comply with the Dutch insider trading rules, as discussed herein.

Prohibition Against Insider Trading

Dutch securities laws prohibit insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch Subsidiary who has inside information as described above.

Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Subsidiary may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information.

Exchange Controls

The Dutch Central Bank may require that certain reporting requirements be complied with in connection with payments sent to and from abroad. The Optionee should check with his or her financial institution before transferring funds to the Netherlands from the exercise of Options, sale of the shares of Common Stock or receipt of dividends.

New Zealand

No special provisions.

Norway

No special provisions.

Singapore

Securities Law Notification

The grant of Options under the Long-Term Incentive Plan is being made on a private basis and is, therefore, exempt from registration in Singapore. Shares of Common Stock are traded on a U.S. exchange and the Optionees are not able to resell shares on a Singapore exchange.

Director Notification

If the Optionee is a director, associate director or shadow director of a Singapore Subsidiary of the Company, the Optionee is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Optionee is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Optionee receives an interest (e.g., Options, shares of Common Stock) in the Company or any related companies.  In addition, the Optionee must notify the Singapore Subsidiary or affiliate when the Optionee sells shares of Common Stock of the Company or any related company (including when the Optionee sells shares of Common Stock acquired under the Long-Term Incentive Plan). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two days of becoming a director, associate director or shadow director.

Spain

Labor Law Acknowledgment

This provision supplements Paragraph 5 of the Agreement:

In accepting the Option grant, the Optionee acknowledges that he or she consents to participation in the Long-Term Incentive Plan and has received a copy of the Long-Term Incentive Plan and the Agreement.

The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Long-Term Incentive Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its

Subsidiaries on an ongoing basis. Consequently, the Optionee understands that the Option are granted on the assumption and condition that the Options and the shares of Common Stock acquired upon exercise shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that this grant would not be made to the Optionee but for the assumptions and conditions referred to above; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to Options shall be null and void.

Exchange Control Notification

To participate in the Long-Term Incentive Plan, the Optionee must comply with exchange control regulations in Spain.  The purchase of shares of Common Stock under the Long-Term Incentive Plan must be declared for statistical purposes to the Spanish Dirección General de Política Comercial e Inversiones Exteriores (the “DGPCIE”) (i.e., the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of the Economy).  If the Optionee purchases the shares of Common Stock through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for the Optionee.  Otherwise, the Optionee must make the declaration himself or herself by filing a form with the DGPCIE.

When the Optionee sells shares of Common Stock received upon exercise of the Option or receive dividends on such shares and transfers the cash proceeds from these transactions into Spain, the Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made.  The Optionee will need to provide the financial institution with the following information: (i) the Optionee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company (i.e., Richardson, Texas, USA); (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.

If the Optionee wishes to have certificates representing the shares of Common Stock obtained under the Long-Term Incentive Plan transferred to him or her into Spain, rather than held in a brokerage account outside of Spain, the Optionee must declare the importation of such securities to the DGPCIE.

Securities Law Notification

The grant of Options and the shares of Common Stock issued pursuant to the award are considered a private placement outside of the scope of Spanish laws on public offerings and issuances.

Sweden

No special provisions.

Switzerland

Securities Law Notification

The Option grant is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

Taiwan

Exchange Control Notification

The Optionee may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form.  If the transaction amount is US$500,000 or more in a single transaction, the Optionee must also provide supporting documentation to the satisfaction of the remitting bank.

United Kingdom

Tax Withholding Obligations

The following supplements Paragraph 4 of the Agreement:

If payment or withholding of the Tax-Related Items is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items shall constitute a loan owed by the Optionee to the Employer, effective as of the Due Date. the Optionee agrees that the loan will bear interest at the then current official rate of HM Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Paragraph 4 of the Agreement.  Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the Tax-Related Items.  In the event that the Optionee is a director or executive officer and Tax-Related Items are not collected from or paid by him or her by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) will be payable.  The Optionee will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.  The Optionee agrees that the Company and/or the Employer may collect any income tax and NICs due on this additional benefit from the Optionee by any of the means set forth in Paragraph 4 of the Agreement.